Exhibit 10.1

AMENDED AND RESTATED
MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”), dated as of June 27, 2023, is entered into by and between Western Asset Mortgage Capital Corporation, a Delaware corporation (the “Company”), Terra Property Trust, Inc., a Maryland corporation (“TPT”), and Terra REIT Advisors, LLC, a Delaware limited liability company (the “Manager”). The Company, TPT and the Manager are collectively referred to herein as the “Parties” and each as a “Party.”

RECITALS

WHEREAS, contemporaneously with the entry into of this Agreement, the Company has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), by and among the Company, Maverick Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), and TPT, whereby Merger Sub will merge with and into TPT (the “Merger”), with TPT being the surviving company of the Merger;

WHEREAS, contemporaneously with the entry into of this Agreement, the Company and Western Asset Management Company, LLC, a California limited liability company (“Prior Manager”), entered into an amendment to that certain Management Agreement, dated as of May 9, 2012, as amended on August 3, 2016, by and between the Company and Prior Manager (as amended, the “Prior Management Agreement”), pursuant to which, among other things, the Prior Management Agreement will automatically terminate effective as of the closing of the Merger;

WHEREAS, in connection with the Merger Agreement and the Merger, the Company desires to retain the Manager to provide investment advisory services to it and its Subsidiaries on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services, effective if and when the closing of the Merger occurs;

WHEREAS, in connection with the Merger Agreement and the Merger, the Parties desire to amend and restate in its entirety that certain Management Agreement, dated as of September 1, 2016, as amended on February 8, 2018, by and between TPT and the Manager (the “Existing TPT Management Agreement”), in accordance with the terms and conditions of this Agreement; and

WHEREAS, this Agreement will automatically become effective upon the closing of the Merger and will automatically terminate and be of no force or effect upon any termination of the Merger Agreement in accordance with its terms.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1.        Definitions. The following terms have the following meanings assigned to them:

 “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, including any partnership in which such Person is a general partner; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For the avoidance of doubt, and without limitation, any direct or indirect subsidiary of Mavik Capital Management, LP will be deemed an Affiliate of the Manager.

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“Assets” means the assets of the Company and the Subsidiaries.

“Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person's filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (iv) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Management Fee” means a base management fee calculated and paid (in cash) quarterly in arrears, equal to 1.50% per annum of the Stockholders’ Equity.

“Board of Directors” means the Board of Directors of the Company.

“Cause Event” means (i) the material breach of any provision of this Agreement by the Manager or its Affiliates that shall continue for a period of 30 days after delivery by the Company of written notice thereof to the Manager specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after delivery of written notice of such breach if the Manager takes diligent steps to cure such breach within 30 days of delivery of the written notice), (ii) any act of fraud or other criminal conduct, or gross negligence or breach of fiduciary duty by the Manager or its Affiliates in connection with this Agreement or the performance of their duties to the Company, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (iii) commencement of any proceeding relating to the Manager's Bankruptcy or insolvency, including an order for relief in an involuntary Bankruptcy case or the Manager authorizing or filing a voluntary Bankruptcy petition, (iv) the dissolution of the Manager, or (v) an Internalization Event.

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means all classes of the Company’s common stock, par value $0.01 per share.

“Company” shall have the meaning given to such term in the preamble to this Agreement.

“Company Account” shall have the meaning set forth in Section 5 of this Agreement.

“Company Expenses” shall have the meaning set forth in Section 9(b) of this Agreement.

“Company Indemnified Party” shall have the meaning set forth in Section 10(c) of this Agreement.

“Distributable Earnings” means the net income (loss) of the Company, computed in accordance with GAAP, including realized gains and losses not otherwise included in GAAP net income (loss) and excluding (i) expenses incurred in connection with the Merger Agreement and transactions contemplated thereby, (ii) non-cash equity compensation expense, (iii) the Incentive Fee, (iv) depreciation and amortization, (v) any unrealized gains or losses or other non-cash items that are included in the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (vi) one-time events resulting from changes in GAAP, (vii) to the extent deducted from net income (loss), distributions payable with respect to equity securities of Subsidiaries issued in exchange for properties or interests therein and (viii) certain other non-cash adjustments, after discussions between the Manager and the Independent Directors and as approved by a majority of the Independent Directors.

“Effective Date” means the Closing Date (as defined in the Merger Agreement).

“Effective Termination Date” shall have the meaning set forth in Section 12(a) of this Agreement.

“Effective Date Stock” shall have the meaning set forth in Section 8(c) of this Agreement.

“Excess Funds” shall have the meaning set forth in Section 2(j) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing TPT Management Agreement” shall have the meaning given to such term in the recitals to this Agreement.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governing Instruments” means the articles of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

“Incentive Fee” shall have the meaning set forth in Section 8(c) of this Agreement

“Indemnitee” shall have the meaning set forth in Section 10(c) of this Agreement.

“Indemnitor” shall have the meaning set forth in Section 10(d) of this Agreement.

“Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or its Affiliates and who are otherwise “independent” in accordance with the listing standards for independence of the New York Stock Exchange, the applicable rules of the SEC and any other standards established by the Company.

“Initial Term” shall have the meaning set forth in Section 12(a) of this Agreement.

“Internalization Event” means (i) the actual or effective termination of this Agreement in connection with a transaction that results in the Company acquiring or otherwise assuming control of the Manager or all or substantially all of its assets, or (ii) the actual or effective termination of this Agreement in connection with a transaction that results in the Company hiring substantially all of the management team of the Manager.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines for the Company adopted by the Board of Directors, a copy of which are attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board of Directors (which must include a majority of the Independent Directors).

“Liabilities” means the liabilities of the Company and the Subsidiaries.

“Manager” has the meaning given to such term in the preamble to this Agreement.

“Manager Employee Costs” shall have the meaning set forth in Section 9(a) of this Agreement.

“Manager Indemnified Party” shall have the meaning set forth in Section 10(b) of this Agreement.

“Monitoring Services” shall have the meaning set forth in Section 2(b) of this Agreement.

“Net Asset Value” means the value of all of the Assets determined by the Manager as of the close of business on the day on which the Assets are being valued less all of the Company’s Liabilities. In each case, the Company’s net Assets will be determined on the accrual basis of accounting utilizing GAAP as a guideline.

“Notice of Proposal to Negotiate” shall have the meaning set forth in Section 12(a) of this Agreement.

“Offering Expenses” means all costs and expenses incurred by or on behalf of the Company in connection with any offer and sale of the securities of the Company up to two percent (2.0%) of the gross proceeds raised in any such offering, which expenses shall include the cumulative cost of actual legal, accounting, printing, and marketing expenses such as (i) salaries and direct expenses of employees and others while engaged in an offering, (ii) participation in due diligence, training seminars and education conferences, and (iii) general coordination of the marketing process.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Portfolio Management Services” shall have the meaning set forth in Section 2(b) of this Agreement.

“Prior Management Agreement” has the meaning given to such term in the recitals to this Agreement.

“Prior Manager” shall have the meaning given to such term in the recitals to this Agreement.

“REIT” means a “real estate investment trust,” as defined under the Code.

“Renewal Term” shall have the meaning set forth in Section 12(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders’ Equity” means the Net Asset Value of the Company as of and after giving effect to the closing of the Merger, adjusted as follows:

(i)         plus,  the sum of the net proceeds from any issuances of the Company’s capital stock following the closing of the Merger (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance),

(ii)         plus, the Company’s retained earnings at the end of the most recently completed fiscal quarter (as determined in accordance with GAAP, without taking into account any non-cash equity compensation expense incurred in current or prior periods),

(iii)        less, any amount that the Company pays for repurchases of its Common Stock following the closing of the Merger,

(iv)    less, any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income),

(v)       less, any one-time events pursuant to changes in GAAP and certain non-cash items, in each case as approved by a majority of the Company's Independent Directors.

“Subsidiary” means any subsidiary of the Company, including any partnership the general partner of which is the Company or any subsidiary of the Company, any limited liability company the managing member of which is the Company or any subsidiary of the Company, and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company. Initially, the Subsidiaries shall be Merger Sub, WMC Residential Mortgage Sub-REIT I LLC, Western Asset Mortgage TRS LLC, WMC Residential Mortgage Holdings I LLC, Colorado Boulevard 10212883 LLC, WMC Residential Whole Loan I LLC, Revolving Mortgage Investment Trust 2015-1QR2, Revolving Mortgage Investment Trust 2017-BRQ1, Revolving Small Balance Commercial Trust 2018-1, WMC RETL, LLC, WMC REI, LLC, WMC CRE LLC, WMC CRE Mezzanine Loan Subsidiary LLC, Arroyo Mortgage Acquisition Company III LLC, Arroyo Mortgage Trust 2019-2, Arroyo Mortgage Trust 2020-1, Arroyo Mortgage Trust 2022-1, Arroyo Mortgage Trust 2022-2, Terra Ocean Ave, LLC, a New York limited liability company, Terra Ocean Ave, LLC, a Delaware limited liability company, Terra Driggs, LLC, Terra Orange Grove Pref, LLC, Terra Harlem Member, LLC, Terra 370 Lex LLC, Terra Mortgage Capital I, LLC, Terra Mortgage Portfolio I, LLC, Terra Lakeside Development, LLC, Terra LOC Portfolio I, LLC, Terra Walnut Development, LLC, Terra Rockland Pref, LLC, Terra Palm Springs, LLC, Terra University Park Mortgage, LLC, Terra 870SC, LLC, Terra Mortgage Capital II, LLC, Terra Mortgage Portfolio II, LLC, Terra Mortgage Capital III, LLC, Terra Mortgage Portfolio III, LLC, TPT Special Subsidiary, LLC, Terra Industrial, LLC, Asano Bankers Hill LLC, Mavik Asano LLC, Terra Astoria Pref, LLC, Terra Northlake LLC, Mavik Ann Street Prf II LLC, MCM Maxx, LLC and Terra Larkin Development LLC.

“Termination Fee” shall have the meaning set forth in Section 12(b) of this Agreement.

“Termination Notice” shall have the meaning set forth in Section 12(a) of this Agreement.

“TPT” shall have the meaning given to such term in the preamble to this Agreement.

“TPT Common Stock” means the Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share, of TPT.

“Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.

SECTION 2.    Appointment and Duties of the Manager.

(a)       Effective upon the Effective Date, the Company and each of the Subsidiaries hereby appoint the Manager to manage the Assets subject to the further terms and conditions set forth in this Agreement, and the Manager hereby accepts such appointment and agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b)          The Manager, in the performance of its duties hereunder, will at all times be subject to the supervision of the Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the Assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:

(i)          serving as the Company’s and the Subsidiaries’ advisor with respect to the establishment and periodic review of the Investment Guidelines and other parameters for the Company’s acquisitions of Assets, financing activities and operations;

(ii)         investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of Assets consistent with the Investment Guidelines; it being understood and agreed that the Manager shall have the authority to cause the

Company and its Subsidiaries to enter into any such transactions and agreements consisting of guaranties, indemnities and/or other undertakings provided by the Company to third parties in connection with equity or debt investments held by direct or indirect Subsidiaries of the Company, without any separate action or authorization required by the Board of Directors;

(iii)        with respect to prospective acquisitions, purchases, sales or exchanges of Assets, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers, brokers and other counterparties and, if applicable, their respective agents and representatives, and determining the structure and terms of such transactions;

(iv)        advising the Company on and negotiating and entering into, on behalf of the Company and the Subsidiaries, repurchase agreements, resecuritizations, securitizations, warehouse facilities, bank credit facilities (including term loans and revolving facilities), credit finance agreements, commercial papers, interest rate swap agreements and other hedging instruments and all other agreements and engagements required for the Company and the Subsidiaries to obtain financing and conduct their business;

(v)    engaging and supervising, on behalf of the Company and at the Company's expense, independent contractors, advisors, consultants, attorneys, accountants and other service providers (which may include Affiliates of the Manager, subject to the terms hereof) to provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to the Assets and the Company’s operations;

(vi)    coordinating and managing operations of co-investment interests or joint venture held by the Company and the Subsidiaries and conducting all matters with the co-investment partners or joint venture;

(vii)    providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

(viii)      administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

(ix)         communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x)    advising the Company in connection with policy decisions to be made by the Board of Directors;

(xi)    engaging one or more subadvisors with respect to the management of the Company, subject to the terms hereof;

(xii)    evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as so modified from time to time, the Company's qualification as a REIT and the Investment Guidelines;

(xiii)    counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xiv)    counseling the Company and the Subsidiaries regarding the maintenance of their exclusion from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(xv)    as frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, reports and other information with respect to any Asset;

(xvi)    prepare, at the sole cost and expense of the Company and the Subsidiaries, regular reports for the Board of Directors to enable the Board of Directors to review the Company's and the Subsidiaries' acquisitions, portfolio composition and characteristics, credit quality, performance and the Manager’s services and compliance with the Investment Guidelines and any other policies approved by the Board of Directors;

(xvii)    monitoring the operating performance of Assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xviii)    deploying and redeploying any moneys and securities of the Company and the Subsidiaries (including acquiring short-term Assets pending the acquisition of other Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

(xix)    assisting the Company and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xx)    assisting the Company and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxi)    assisting the Company and the Subsidiaries in complying with all legal and regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under applicable law or by stock exchange requirements;

(xxii)    assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, complying with any tax audits and assisting with any tax controversy, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

(xxiii)    placing, or facilitating the placement of, all orders pursuant to the Manager's investment determinations for the Company and the Subsidiaries, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiv)     handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company's and/or the Subsidiaries' behalf in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxv)    using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxvi)    arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company and the Subsidiaries;

(xxvii)    performing such other services as may be required from time to time in connection with the management of the Assets and the Company’s operations as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxviii)    using commercially reasonable efforts to cause the Company to comply with all applicable laws and regulations.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Assets. Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the purchase and sale of, and other opportunities in connection with, the Company’s portfolio of assets; the collection of information and the submission of reports pertaining to the Company’s assets, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of assets; acting as liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any loan servicing activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between the servicers of the assets and the Company and the Subsidiaries; review of servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under any insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(c)          For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager, without any further action or authorization required by the Board of Directors, as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such agreements, instruments, documents and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(d)          The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such service providers as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries, which may include Affiliates of the Manager; provided, however, that (i) any such services provided by Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (B) to the extent the same do not fall within the provisions of the Investment Guidelines, approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services, (A) any such agreements shall be subject to the Company’s prior written approval and (B) the Manager shall remain liable for the performance of such Portfolio Management Services, and (iii) with respect to Monitoring Services, any such agreements shall be subject to the Company’s prior written approval.

(e)          To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, retain one or more entities to provide sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided, however, that any such sub-advisory agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries and (ii) shall be approved by a majority of the Independent Directors.

(f)    The Manager may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of asset monitors, servicers, accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the

Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided, that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(g)    The Manager has no duty or obligation to seek in advance competitive bidding for the most favorable commission rate applicable to any particular purchase, sale or other transaction, or to select any broker-dealer on the basis of its purported or “posted” commission rate, but will endeavor to be aware of the current level of charges of eligible broker-dealers and to minimize the expense incurred for effecting purchases, sales and other transactions to the extent consistent with the interests and policies of the Company and the Subsidiaries. Although the Manager will generally seek competitive commission rates, it is not required to pay the lowest commission or commission equivalent; provided, that such decision is made in good faith to promote the best interests of the Company and the Subsidiaries.

(h)    The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Board of Directors in order for the Company and the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company's and the Subsidiaries' financial statements by a nationally recognized registered independent public accounting firm.

(i)     The Manager shall provide, cause to be provided or assist in the provision of such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the New York Stock Exchange and as otherwise reasonably requested by the Company or the Board of Directors from time to time.

(j)     Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 14 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 9(b) in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 12(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(k)          In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company's and the Subsidiaries' sole cost and expense.

SECTION 3.    Devotion of Time; Additional Activities.

(a)          From and after the Effective Date, the Manager and its Affiliates will provide the Company and the Subsidiaries with a management team, including a Chief Executive Officer, a Chief Financial Officer, and other appropriate support personnel, who shall devote such of their time to the management of the Company as they reasonably deem necessary and appropriate, commensurate with the level of activity of the Company from time to time. The Manager is not obligated to dedicate any of its employees exclusively to the Company or any Subsidiary.

(b)          Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, sponsoring, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company, and receiving fees or other compensation or profits from such activities, or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting (except as prohibited by the Company’s insider trading policy or any compliance and governance policies and procedures under the Exchange Act, the Securities Act or the New York Stock Exchange). While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, such information and recommendations may be different in certain material respects from the information and recommendations supplied by the Manager or any Affiliate of the Manager to other Persons. When making decisions where a conflict of interest may arise, the Manager will endeavor to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Company and the Subsidiaries and the Manager's other funds and clients.

(c)          Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company's Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such Persons shall use their respective titles in the Company or the Subsidiaries.

SECTION 4.    Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Assets, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company's securities or representatives or properties of the Company and the Subsidiaries.

SECTION 5.    Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve. The Manager shall from time to time, upon request, render appropriate accountings of such collections and payments to the Board of Directors, the audit committee of the Board of Directors or to the independent auditors of the Company or any Subsidiary.

SECTION 6.    Records; Confidentiality. The Manager shall maintain, or cause to be maintained, appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by the Board of Directors and authorized agents and representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors bound by a duty of confidentiality with respect to such information; (iii) to appraisers, financing sources and others in the ordinary course of the Company's business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to Company investors; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the

Manager's violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

SECTION 7.    Restrictions on Manager’s Activities.

(a)          The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the status of the Company as a REIT under the Code, (iii) would adversely and materially affect the Company's or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Company's Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule, regulation, listing standard or Governing Instruments. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates, nor any Person providing sub-advisory services to the Manager, shall be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners, for any act or omission by the Manager or any of its Affiliates, except as provided in Section 10 of this Agreement.

(b)          The Board of Directors shall periodically review the Investment Guidelines and the Company's portfolio of Assets but will not review each proposed Asset, except as otherwise provided herein. The Manager shall be permitted to rely upon the direction of any authorized executive officer of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed acquisition.

(c)          The Manager is not permitted to consummate on the Company’s behalf any transaction that involves any security structured or issued by an entity managed by the Manager or any Affiliate thereof, or the purchase or sale of any Asset from or to the Manager or its Affiliates or any entity managed by the Manager or its Affiliates unless (i) the transaction is made in accordance with the Investment Guidelines; (ii) the transaction is approved in advance by a majority of the Independent Directors; and (iii) the transaction is made in accordance with applicable laws.

(d)          The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the Assets, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

SECTION 8.    Compensation.

(a)          During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Manager the Base Management Fee quarterly in arrears commencing with the quarter in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect).

(b)          The Manager shall compute each installment of the Base Management Fee within thirty (30) days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only (and not for purposes of approval), promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable in cash no later than five business days after the date of delivery to the Board of Directors of such computations. The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 12(a) of this Agreement.

(c)        During the Initial Term and any Renewal Term, the Company shall pay the Manager a fee (the “Incentive Fee”), quarterly in arrears (for each quarter after the Effective Date or portion thereof for the first period after the Effective Date) in an amount (not less than zero) equal to the difference between (i) the product of (A) 20% and (B) the difference between (x) Distributable Earnings of the Company on a rolling four-quarter basis (or such lesser number of completed quarters, if applicable) before the Incentive Fee for the current quarter and (y) the product of (1) (x) the weighted average of the issue price per share of Common Stock in all offerings, multiplied by (y) the weighted average number of shares of Common Stock outstanding (including any restricted shares of Common Stock and any other shares of Common Stock underlying awards granted under the Company’s equity incentive plans) during the previous four quarters (or, if less than four quarters have elapsed since the Effective Date, during the period from the Effective Date to the end of the most recent quarter), and (2) 7% and (ii) the sum of any Incentive Fee paid to the Manager with respect to the first three calendar quarters of such previous four quarters (or, if less than four quarters have elapsed since the Effective Date, with respect to the applicable number of previous quarters).

For purposes of calculating the Incentive Fee prior to completion of a full quarter following the Effective Date, the Incentive Fee shall be prorated for such partial period. For purposes of calculating the Incentive Fee, the Effective Date Stock (as defined below) shall be deemed to be issued at the per share price equal to the net book value of the Company as of the Effective Date (after giving effect to the closing of the Merger), divided by all of the shares of Common Stock issued and outstanding as of Effective Date. “Effective Date Stock” means the shares of Class A Common Stock outstanding on the Effective Date and the shares of Class B Common Stock issued on the Effective Date in connection with the closing of the Merger pursuant to the Merger Agreement.

(d)    The Incentive Fee payable with respect to each quarter shall be payable in cash within five business days after delivery to the Company of a written statement from the Manager setting forth the computation of the Incentive Fee for such quarter. The Incentive Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 12(a) of this Agreement.

(e)    The Manager shall have the right to elect to defer receipt of all or a portion of the fees to which it is otherwise entitled pursuant to this Section 8. Any deferred fee shall be deferred without interest and in the Manager’s discretion may be paid in any subsequent period prior to the occurrence of termination of this Agreement. Any of the fees payable to the Manager under this Agreement for any partial month, quarter or other applicable period shall be appropriately prorated.

SECTION 9.    Expenses

(a)    Manager Expenses. The Manager shall be responsible for, and, except as set forth below, shall receive no reimbursement from the Company with respect to, costs and expenses related to the Manager’s operations and personnel of the Manager or its Affiliates who provide management services to the Company pursuant to this Agreement, including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans and insurance with respect to such personnel (collectively, “Manager Employee Costs”); provided, however, that the Manager may use its own employees or employees of any Affiliate of the Manager to provide legal, accounting, asset management, tax, data processing, engineering, market research or other professional services to the Company and, in such event, the Company will reimburse the cost of performing such services. Such reimbursements may include Manager Employee Costs and related overhead expenses allocable thereto, as reasonably determined by the Manager based on the time expended by the employees who render such services, provided that no such reimbursement shall exceed the amount that would be payable by the Company if the services were provided in an arms-length transaction with an independent third party.

(b)    Company Expenses. The Company shall pay all costs and expenses relating to the Company's operations and investments, or, subject to Section 9(c), reimburse the Manager or its Affiliates for such costs and expenses to the extent incurred by the Manager and its Affiliates on behalf of the Company (excluding the expenses of the Manager set forth in Section 9(a)) (“Company Expenses”). Company Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(i)        Offering Expenses;

(ii)     expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Assets;

(iii)        costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative, asset management and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager or, if provided by the Manager's personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis; such reimbursements may include Manager Employee Costs and related overhead expenses allocable thereto, as reasonably determined by the Manager based on the time expended by the employees who render such services, provided that no such reimbursement shall exceed the amount that would be payable by the Company if the services were provided in an arms-length transaction with an independent third party;

(iv)        the compensation and expenses of the Company's directors and the cost of liability insurance to indemnify the Company's directors and officers;

(v)        costs associated with the establishment and maintenance of any of the Company's repurchase agreements, resecuritizations, securitizations, warehouse facilities, bank credit facilities (including term loans and revolving facilities) or other indebtedness (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s organizational expenses and securities offerings;

(vi)         expenses connected with communications to holders of the Company's or any Subsidiary's securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company's stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the Company's annual report to its stockholders and proxy materials with respect to any meeting of the Company's stockholders;

(vii)        costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used for the Company and the Subsidiaries;

(viii)       expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Asset or establishment and maintenance of any repurchase agreements, resecuritizations, securitizations, warehouse facilities, bank credit facilities (including term loans and revolving facilities) or any of the Company's or any of the Subsidiary's organizational expenses and securities offerings;

(ix)      costs and expenses incurred with respect to market information systems and publications, research publications, and materials and settlement, clearing and custodial fees and expenses;

(x)         compensation and expenses of the Company's custodian and transfer agent, if any;

(xi)          the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xii)         all taxes and license fees;

(xiii)        all insurance costs incurred in connection with the operation of the Company's business;

(xiv)       costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, for the servicing and special servicing of the Assets;

(xv)      all other costs and expenses relating to the business operations of the Company and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(xvi)       expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Assets separate from the office or offices of the Manager;

(xvii)      expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company's or any Subsidiary's securities, including, without limitation, in connection with any dividend reinvestment plan;

(xviii)     any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xix)    expenses incurred in connection with obtaining and maintaining the insurance coverage referred to in Section 7(d) above; and

(xx)       all other expenses actually incurred by the Manager which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

Without limiting the foregoing, the Company shall reimburse the Manager for the allocable share of the compensation of investment, management and other personnel hired by the Manager or its Affiliates who are dedicated primarily to the Company. The Company’s share of such costs shall be based upon the percentage of time devoted by such personnel to the Company’s and its Subsidiaries’ affairs. The Manager shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.

In addition, the Company will be required to pay the Company’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the operations of the Company and the Subsidiaries. These expenses will be allocated between the Manager and its Affiliates, on the one hand, and the Company, on the other hand, based on the relative aggregate funds under management (including the amount of any debt incurred or assumed to finance any Assets and related closing costs and expenses) of the Company as compared to other funds and clients of the Manager and its Affiliates. The Manager shall provide the Company with such written detail as the Company may reasonably request to support its determination of the Company’s share of such costs.

(c)    The Manager may, at its option, elect not to seek reimbursement for certain expenses, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(d)    Within 30 days after the end of each month during the term of this Agreement, the Manager shall deliver to the Company a statement documenting the expenses incurred by the Manager on behalf of the Company during such month. Expenses set forth in such statements that are reimbursable to the Manager in accordance with this Section 9 shall be reimbursed by the Company to the Manager on the fifth business day immediately following the date of delivery of each such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due from the Manager to the Company and the Subsidiaries. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each fiscal year to the extent that there are any adjustments to the determination or allocation of costs as a result of the annual audit of the Company.

(e)    The provisions of this Section 9 shall survive the termination of this Agreement to the extent that reimbursable expenses have previously been incurred or are incurred in connection with such expiration or termination.

SECTION 10.    Limitation of Liability; Indemnification.

(a)          The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(a) of this Agreement. The Manager and its Affiliates and their respective officers, directors, stockholders, members, managers, partners, employees and agents and any Person providing sub-advisory services to the Manager will not be liable to the Company or any Subsidiary, to the Board of Directors, or the Company's or any Subsidiary's stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager's duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction.

(b)    The Company shall, to the fullest extent permitted by applicable law, reimburse, indemnify and hold the Manager and its Affiliates and their respective officers, directors, stockholders, members, managers, partners, employees and agents and any Person providing sub-advisory services to the Manager, together with such Person's managers, officers, directors and personnel (each a “Manager Indemnified Party”), harmless from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager's duties under this Agreement and not constituting such Manager Indemnified Party's bad faith, willful misconduct, gross negligence or reckless disregard of the Manager's duties under this Agreement.

(c)          The Manager shall, to the fullest extent permitted by applicable law, reimburse, indemnify and hold the Company and its Affiliates and their respective officers, directors, stockholders, members, managers, partners, employees and agents (each, a “Company Indemnified Party” and together with the Manager Indemnified Parties, the “Indemnitees”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees) in respect of or arising from the Manager's bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager's personnel relating to the terms and conditions of their employment by the Manager.

(d)          The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor's counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

SECTION 11.    No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

SECTION 12.    Term; Termination.

(a)    Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect from the Effective Date until the first December 31st following the third anniversary of the Effective Date (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”), unless at least two-thirds of the Independent Directors or the holders of a majority of the outstanding shares of Common Stock (other than those shares held by members of the Company's senior management team and Affiliates of the Manager) agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries or (ii) the compensation payable to the Manager hereunder is unfair; provided, that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company's intention not to renew this Agreement based upon the terms set forth in this Section 12(a) not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the Termination Notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such Effective Termination Date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement; provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b)          In recognition of the level of the upfront effort required by the Manager to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Manager, subject to Section 14(a) of this Agreement, in the event that this Agreement is terminated in accordance with the provisions of Section 12(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) in an amount equal to: (i) three times the average annual Base Management Fee earned by the Manager during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of such termination; and (ii) three times the average annual amount of the Incentive Fee paid or payable to the Manager during the 24-month period immediately preceding the termination date, calculated as of the end of the most recently completed fiscal quarter before the termination date. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c)          No less than 180 days prior to the anniversary of the Effective Date of any year during the Initial Term or Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary of the Effective Date next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 12(c).

(d)          If this Agreement is terminated pursuant to Section 12(a) or Section 12(c), such termination shall be without any further liability or obligation of any Party to any other Party, except as provided in Sections 6, 9, 12(b), 14(b) and 15 of this Agreement, as applicable. In addition, Sections 10 and 21 of this Agreement shall survive termination of this Agreement.

(e)          Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall never become effective and shall automatically terminate and be of no force or effect upon any termination of the Merger Agreement in accordance with its terms, and such termination of this Agreement shall be without any further liability or obligation of any Party to any other Party, except as provided in the Merger Agreement.

SECTION 13.    Assignment.

(a)          Except as set forth in Section 13(b) of this Agreement, this Agreement shall terminate automatically, without payment of the Termination Fee, in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b)          Notwithstanding any other provision of this Agreement, the Manager may without the consent of the Company or the Independent Directors (1) assign this Agreement or subcontract and assign any or all of its responsibilities under this Agreement to any of its Affiliates, provided, however, that (i) any such services provided by Affiliates of the Manager shall be (y) on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and (z) to the extent the same do not fall within the provisions of the Investment Guidelines, approved by a majority of the Independent Directors, (ii) with respect to Portfolio Management Services and Monitoring Services, any assignment or subcontract shall be subject to the Company’s prior written approval and (2) subcontract or assign any or all of its servicing and other responsibilities under Sections 2(c), 2(d) and 2(f) of this Agreement to non-Affiliates. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all actions or omissions of the assignee under any such assignment. In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

SECTION 14.      Termination for Cause.

(a)          The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors to the Manager, without payment of any Termination Fee, if there is a Cause Event; provided, that the Company shall pay consideration to compensate the Manager for an Internalization Event in an amount that the Company will negotiate with the Manager in good faith and which will require the approval of a majority of the Company's Independent Directors.

(b)          The Manager may terminate this Agreement effective upon 60 days' prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 14(b).

(c)          The Manager may terminate this Agreement, without payment of any Termination Fee, in the event the Company becomes regulated as an "investment company" under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

(d)     If any of the events specified in Section 14(a) of this Agreement shall occur, the Manager shall give prompt written notice thereof to the Board of Directors. If any of the events specified in Sections 14(b) and (c) of this Agreement shall occur, the Company shall give prompt written notice thereof to the Manager.

SECTION 15.      Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 12(a), 12(c) or 14 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 12(a) or Section 14(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(a)    after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b)    deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(c)    deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Manager.

SECTION 16.    Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or Subsidiary, and the Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Board of Directors, or the Company's or a Subsidiary's stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 16. The Company and any Subsidiary shall indemnify the Manager and its officers, directors, personnel, managers, and officers and against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 16. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 10 of this Agreement.

SECTION 17.    Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed given if delivered by hand, by courier or overnight carrier, by registered or certified mail or by electronic mail using the contact information set forth below:

(a)	If to the Company:

Prior to the Effective Date: The notice address of the Company as set forth in the Merger Agreement.

Following the Effective Date:

c/o Terra REIT Advisors, LLC
205 West 28th Street, 12th Floor
New York, New York 10001
Attention: Vikram Uppal
Email: vik@mavikcapital.com

(b)	If to the Manager:

Terra REIT Advisors, LLC
205 West 28th Street, 12th Floor
New York, New York 10001
Attention: Vikram Uppal
Email: vik@mavikcapital.com

(c)	If to TPT:

Terra Property Trust, Inc.
205 West 28th Street, 12th Floor
New York, New York 10001
Attention: Vikram Uppal
Email: vik@mavikcapital.com

Any Party may alter the address to which communications or copies are to be sent to such Party by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

SECTION 18.    Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 19.    Entire Agreement. This Agreement contains the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement, including, without limitation, the Existing TPT Management Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

SECTION 20.    Amendment. This Agreement may not be modified or amended other than by an agreement in writing signed by all of the Parties.

SECTION 21.    Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in Borough of Manhattan, New York for purposes of any suit, action or other proceeding arising from this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 22.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

SECTION 23.    Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

SECTION 24.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

SECTION 25.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 26.    Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

SECTION 27.    Effectiveness of Agreement. Notwithstanding anything herein to the contrary, this Agreement and the obligations set forth herein shall become effective only upon closing of the Merger; provided that, pursuant to Section 12(e), this Agreement shall terminate automatically upon any termination of the Merger Agreement in accordance with its terms, and such termination of this Agreement shall be without any further liability or obligation of any Party to any other Party, except as provided in the Merger Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

COMPANY:
WESTERN ASSET MORTGAGE CAPITAL CORPORATION

By: /s/ Elliott Neumayer___________
Name: Elliott Neumayer
Title: Chief Operating Officer

MANAGER:

TERRA REIT ADVISORS, LLC
By: Terra Capital Partners, LLC, its sole Member
By: Mavik Capital Management, LP, its sole Member
By: Mavik Capital Group, LP, its general partner By: Mavik Capital GP, LLC, its general partner

By: /s/ Vikram Uppal_____________
Name: Vikram Uppal
Title: Chief Executive Officer

TPT:

TERRA PROPERTY TRUST, INC.

By: /s/ Vikram Uppal___________
Name: Vikram Uppal
Title: Chief Executive Officer
[Signature Page to Amended and Restated Management Agreement]

Exhibit A

Investment Guidelines

1. No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code.

2. No investment shall be made that would cause the Company or any of its Subsidiaries to be regulated as an investment company under the Investment Company Act.

3. The Company’s investments will be predominantly in commercial real estate credit investments, including mezzanine loans, first mortgage loans, subordinated mortgage loans and preferred equity investments and, to a lesser extent, in equity participations, other real estate-related investments, including loans in real estate special situations, such as rescue financings, bridge loans, restructurings and bankruptcies (including debtor-in-possession loans) and real estate properties.

4. Until appropriate investments are identified, the Manager may invest the proceeds of debt and equity securities offerings in interest-bearing, short-term investments, including money market accounts and/or funds that are consistent with the Company’s qualification as a REIT under the Code.